EXHIBIT 99.1

Hal Lyons

Chief Financial Officer

(650) 340-1888

FOR IMMEDIATE RELEASE

AeroCentury Corp. Reports Second Quarter 2021 Results

BURLINGAME, California, August 20, 2021 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a second quarter 2021 net loss of $3.2 million, or ($2.07) per share, compared to a net loss of $13.5 million, or ($8.74) per share, for the second quarter of 2020.

Revenues and other income decreased by 66% to $1.5 million in the second quarter of 2021 from $4.4 million in the second quarter of 2020. As discussed below, the decrease was primarily a result of a 66% decrease in operating lease revenues to $1.5 million in the second quarter of 2021 from $4.4 million in the second quarter of 2020.

Expenses decreased by 76% to $4.7 million in the second quarter of 2021 from $19.2 million in the second quarter of 2020. As discussed below, the decrease was primarily a result of decreases in asset impairment losses, interest expense, professional fees, general and administrative expenses, and depreciation, the effects of which were partially offset by increases in reorganization costs and bad debt expense. Expenses in the second quarter of 2021 also were net of ($0.3) million of Paycheck Protection Program (“PPP”) Loan forgiveness.

The Company’s results in the second quarter of 2021 reflect the effect of its reorganization in bankruptcy, including disposition of aircraft in connection with the expected full discharge of its secured debt.

Second Quarter 2021 Highlights and Comparative Data

•	Net loss was $3.2 million compared to a loss of $5.4 million in the preceding quarter and a loss of $13.5 million in the second quarter a year ago.

•	EBITDA(1) was ($2.7) million compared to ($2.7) million in the preceding quarter and ($8.3) million in the second quarter a year ago.

•	Average portfolio utilization was 81% compared to 86% during the preceding quarter and 91% in the second quarter a year ago.

•	Total revenues decreased 42% to $1.5 million compared to $2.5 million in the preceding quarter and decreased 66% from $4.4 million in the second quarter a year ago.

o	Operating lease revenue decreased 46% to $1.5 million from $2.7 million in the preceding quarter and decreased 66% from $4.4 million in the second quarter a year ago as a result of reduced rent income as a result of the sale of aircraft during the fourth quarter of 2020 and first quarter of 2021 and reduced rent for three assets in the 2021 quarter as a result of lease extensions and related rent reductions, the effects of which were partially offset by reduced rent for two assets in the 2020 period as a result of lease amendments related to the COVID-19 Outbreak.

•	Total operating expenses decreased 41% to $4.7 million from $7.9 million in the preceding quarter and decreased 76% from $19.2 million in the second quarter a year ago.

o	During the second quarter of 2021, the Company recorded an impairment loss of $2.3 million on five assets held for sale, based on appraised values or expected sales proceeds that had an aggregate fair value of $29.3 million. During the second quarter of 2020, the Company recorded impairment charges of (i) $6.7 million on two assets held for lease, based on estimated future cash flow, (ii) $2.9 million on three assets held for sale, based on appraised values and (iii) $0.1 million on a fourth asset held for sale, based on expected net sales proceeds.

o	Interest expense decreased by 100% to $2,000 from $1.9 million in the preceding quarter and decreased 100% from $4.5 million in the second quarter a year ago, as a result of the Company’s Chapter 11 filing in late March 2021, after which the Company did not accrue interest on its debt due to Drake Asset Management Jersey Limited. The second quarter of 2020 included a $1.5 million write-off of a portion of the Company’s unamortized debt issuance costs related to the MUFG Credit Facility.

o	Professional fees and other expenses decreased by 81% to $0.4 million from $1.9 million in the preceding quarter and decreased 85% from $2.4 million in the second quarter a year ago, primarily as a result of decreases in legal fees and consulting related to the May 2020 amendment to the Company’s credit facility with MUFG Bank, Ltd., litigation brought by an activist shareholder, and amortization related to the Company’s office lease right of use.

o	Depreciation expense decreased by 33% to $0.5 million from $0.7 million in the preceding quarter and decreased by 77% from $2.0 million in the second quarter a year ago, primarily as a result of the reclassification of aircraft from held for lease to held for sale during the fourth quarter of 2020 and second quarter of 2021, as well as a decrease in depreciation for two aircraft that were written down to their estimated sale values during the second quarter of 2020 and were sold during the fourth quarter of 2020.

o	During the second quarter of 2021, the Company recorded $1.0 million of reorganization costs as a result of its March 29, 2021 Chapter 11 filing, compared to $0 of reorganization costs in both the second quarter of 2020 and the first quarter of 2021.

o	During the first quarter of 2021, the Company recorded a bad debt allowance of $0.8 million related to one of its sales-type finance leases as a result of its agreement to sell the aircraft to the customer, which sale closed in the second quarter of 2021. Based on an agreement to sell an aircraft that secures a sales-type finance lease receivable, the Company recorded bad debt expense totaling $0.3 million during the second quarter of 2021. The Company recorded no such expense during the second quarter of 2020.

•	Book value per share was ($16.96) as of June 30, 2021, compared to ($11.40) at December 31, 2020 and $0.22 as of June 30, 2020.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of six aircraft, spread over three different aircraft types: (i) three regional jets and two turboprops that are held for sale and are on lease to two customers operating in two countries and (ii) one turboprop that is financed under a sales-type lease. The Company also owns an inventory of spare engine parts that are held for sale. With the exception of the aircraft that is subject to a sales-type lease, during the second quarter of 2021, the Company reclassified all of its aircraft to held for sale as a result of a sale order approved by the Bankruptcy Court.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company’s aircraft are leased to regional airlines and commercial users worldwide.

(1) EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020

Operating lease revenue	$1,470	$2,737	$4,379	$4,208	$9,147
Finance lease revenue	-	-	-	-	56
Net gain/((loss) on disposal of assets	7	(202)	13	(195)	(11)
Other (loss)/income	4	(1)	-	2	(23)
	1,481	2,534	4,392	4,015	9,169

Impairment	2,264	1,940	9,727	4,204	16,382
Reorganization costs	953	-	-	953	-
Salaries and employee benefits	487	506	518	993	1,035
Depreciation	466	699	2,002	1,166	4,173
Professional fees and other	362	1,869	2,398	2,229	3,461
Bad debt expense	326	821	-	1,147	1,170
PPP loan forgiveness	(279)	-	-	(279)	-
Maintenance costs	94	145	88	240	168
Interest	2	1,915	4,460	1,917	10,472
	4,675	7,895	19,193	12,570	36,861

Loss before income tax benefit	(3,194)	(5,361)	(14,801)	(8,555)	(27,692)

Income tax benefit	4	49	(1,283)	53	(3,996)

Net loss	$(3,198)	$(5,410)	$(13,518)	$(8,608)	$(23,696)

Loss per share:
Basic	$(2.07)	$(3.50)	$(8.74)	$(5.57)	$(15.33)
Diluted	$(2.07)	$(3.50)	$(8.74)	$(5.57)	$(15.33)

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,545,884	1,545,884	1,545,884
Diluted	1,545,884	1,545,884	1,545,884	1,545,884	1,545,884

Condensed Consolidated Balance Sheets

(in thousands) (Unaudited)

ASSETS
	June 30,	December 31,
	2021	2020

Cash and cash equivalents	$2,709	$2,409
Accounts receivable	108	257
Finance leases receivable, net of allowance for doubtful accounts	700	2,547
Aircraft, net of accumulated depreciation	-	45,763
Property, equipment and furnishings, net of accumulated depreciation	10	15
Office lease right of use, net of accumulated amortization	109	142
Deferred tax asset	5	1,151
Taxes receivable	1,235	-
Prepaid expenses and other assets	368	255
Assets held for sale	53,409	40,839
Total assets	$58,653	$93,378
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$736	$368
Accrued payroll	241	190
Notes payable and accrued interest, net of unamortized debt issuance costs	-	88,793
Derivative termination liability	-	3.075
Lease liability	137	172
Maintenance reserves	-	2,001
Accrued maintenance costs	19	46
Security deposits	-	716
Unearned revenues	-	1,027
Income taxes payable	4	1
Total liabilities not subject to compromise	1,137	96,389
Liabilities subject to compromise	80,278	-
Liabilities held for sale	3,460	14,605
Total liabilities	84,875	110,994

Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
Accumulated deficit	(39,970)	(31,362)
Accumulated other comprehensive loss	-	(2)
	(23,185)	(14,579)
Treasury stock	(3,037)	(3,037)
Total stockholders’ deficit	(26,222)	(17,616)
Total liabilities and stockholders’ deficit	$58,653	$93,378

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax provision/(benefit). The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net (loss)/income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)
	June 30,	March 31,	June 30,
	2021	2021	2020
Reconciliation of Net loss to EBITDA:
Net loss	$(3,198)	$(5,410)	$(13,518)
Depreciation	466	699	2,002
Interest	2	1,915	4,460
Income tax provision/(benefit)	4	49	(1,283)
EBITDA	$(2,726)	$(2,747)	$(8,339)